Form 12b-25


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                                         SEC file # 0-15078
                                         CUSIP #669919 10 2

                          FORM 12b-25

                NOTIFICATION OF LATE FILING

(Check One):       Form 10-K     Form 20-F    Form 11-K    X Form 10-Q
                                Form N-SAR

For Period Ended:   September 30, 2001
    Transition Report on Form 10-K
    Transition Report on Form 20-F
    Transition Report on Form 11-K
    Transition Report on Form 10-Q
    Transition Report on Form N-SAR
For the Transition Period Ended:________________________

Read Instruction (on back page) Before Preparing Form,
      Please Print or Type
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. If the notification relates to a portion of the filing checked above, identify the Item(s) to which the Notification relates:

PART I - REGISTRANT INFORMATION

NOVA NATURAL RESOURCES CORPORATION

Full Name of Registrant


Former Name if Applicable

4340 East Kentucky Ave., Suite 418
Address of Principal Executive Office (Street and Number)

Glendale, Colorado 80246
City, State and Zip Code

PART ii - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks Relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
   (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     Due to the late receipt of financial statements from the Company's manufacturing operations in China, there was insufficient time to complete an appropriate review of the financial statements. The 10-QSB will be filed as soon as the review has been satisfactorily completed.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


Brian B. Spillane                    720               524-1363
_____________________________    __________          ___________
       (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
     X  Yes        No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
    the subject report or portion thereof?        Yes    X    No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                Nova Natural Resources Corporation
             ______________________________________
           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     11/14/01             By   /s/   Brian B. Spillane
_______________             ________________________________________
                             Brian B. Spillane, Secretary and Director